Exhibit 99

Illini Corporation

3200 West Iles Avenue

Springfield, Illinois  62704

Tel (217) 787-5111  Fax (217) 547-9659

NEWS RELEASE

For Immediate Release

Media Contact:

Mary T. Powell

217/787-5111, Extension 217

ILLINI ANNOUNCES DIVIDEND;

RESULTS OF SPECIAL SHAREHOLDER MEETING

SPRINGFIELD, IL.  April 2, 2002.  Burnard McHone, President of Illini Corporation (OTC:ILIN) announced that the Corporation’s Board of Directors declared a quarterly cash dividend of $.25 per share on Illini’s common shares.  The dividend is payable on or before April 15, 2002, to shareholders of record on March 31, 2002.

Illini is headquartered in Springfield and owns Illini Bank and Farmers State Bank of Camp Point. Illini had total assets of $ 279 million at February 28, 2002.  Earnings for the two months ending February 28, 2002 were $.57 per share (annualized $3.42 per share), up 33.5% from the same period in 2001.

A special meeting of shareholders was held March 21, 2002.  Shareholders voted by majorities exceeding 96% for six proposals recommended by the Board. Cumulative voting, preemptive rights, and voting restrictions on the sale or merger of the Company were eliminated. At the same meeting, shareholders approved increasing authorized common shares to 45 million shares, authorizing 10 million shares of preferred stock, and establishing incentive stock option plans for both directors and officers.

Illini’s annual shareholder’s meeting will be held at 10:00 a.m., June 27, 2002.

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This news release may include forward-looking statements based on the Company’s expectations and assumptions that are subject to numerous risks and uncertainties that could cause actual results to materially differ from those anticipated. Such risks and uncertainties include, among others, general business and economic conditions, and competitive and regulatory actions.